For immediate release:
April 30, 2015

For more information:
David Nielsen, CFO, 980-819-6220
investorrelations@community1.com

Kim Graham, 980-819-6278
kim.graham@community1.com

CommunityOne Bancorp Announces First Quarter Net Income
of $2.5 Million and 11% Annualized Loan Growth

Charlotte, NC - CommunityOne Bancorp (“Company”) (NASDAQ: COB), the holding company for CommunityOne Bank, N.A. (“Bank”), today announced its unaudited financial results for the quarter ended March 31, 2015. Highlights include:

•
Net income in 1Q 2015 was $2.5 million ($0.10 per diluted share), a 97% increase from 1Q 2014. 4Q 2014 net income was $144.6 million ($6.62 per diluted share), which included $142.5 million reversal of valuation allowance on deferred tax assets.

•	Net income before tax was $3.9 million in 1Q 2015, an increase of 203% and 84% from 1Q 2014 and 4Q 2014, respectively.

•
Loan growth continued to be strong and diversified in 1Q 2015. Loans held for investment grew $38.1 million, an annualized growth rate of 11%, and organic loans, which exclude purchased residential mortgage pools, grew at a 16% annualized growth rate.

•	Year over year Charlotte MSA loan growth was 51%; Raleigh/Durham MSA loan growth was 14%; Greensboro MSA loan growth was 7%.

•	Deposits grew at a 3% annualized rate during the quarter. Low cost core deposits grew at a 4% annualized rate in 1Q 2015, and noninterest-bearing deposits grew by $13.6 million, a 17% annualized rate.

•	Announcement in March of the acquisition of certain assets and deposits of the Lenoir and Granite Falls branches of CertusBank, N.A., which we expect to close in 2Q 2015.

•	Net interest income grew 8% over 1Q 2014 to $16.8 million. Net interest margin improved to 3.54% in the first quarter, up 5 bps from the previous quarter and 11 bps from 1Q 2014.

•
Strong credit performance continued through 1Q 2015, with a net recovery of provision for loan losses of $1.1 million in 1Q 2015. Net charge-offs were $0.2 million in 1Q 2015, an annualized charge-off rate of 6 basis points on average loans during the quarter.

•	Nonperforming assets fell 10% from 4Q 2014 and 30% from a year ago, and were 1.9% of total assets at quarter end.

•	Mortgage loan income grew 167% from 1Q 2014 and 93% from 4Q 2014.

•	Noninterest expenses were $0.8 million (4%) lower than 1Q 2014, and fell $2.4 million (12%) from 4Q 2014, or by $0.9 million excluding 4Q 2014 branch closure expense accruals.
“We continue to be very pleased with our broad based performance improvements and I am excited about the accelerated growth we are seeing in the major metro markets like Charlotte, Raleigh, and Greensboro.” noted Bob Reid, President and CEO.
“The CertusBank branch deposit acquisition in Lenoir and Granite Falls will deliver well priced deposits to help fund our continued loan growth, and demonstrates our commitment to opportunistically add to our franchise with attractively priced M&A transactions,” said Dave Nielsen, Chief Financial Officer.

First Quarter Financial Results
Results of Operations
Net income after-tax was $2.5 million for the first quarter of 2015, compared to $144.6 million in the fourth quarter of 2014 and $1.3 million in the first quarter of 2014. The fourth quarter of 2014 included the net income impact of the reversal of $142.5 million of deferred tax asset valuation allowance. Fully diluted net income per share was $0.10 per share in the first quarter of 2015, compared to $6.62 per share and $0.06 per share in the fourth quarter of 2014 and the first quarter of 2014, respectively. Pre-credit and nonrecurring items (“PCNR”) earnings, which exclude taxes, credit costs and provision, and nonrecurring income and expenses, were $3.5 million for the first quarter of 2015, and $0.6 million better than the $2.9 million in the fourth quarter of 2014, and $1.8 million better than the $1.6 million in the first quarter of 2014.
First quarter financial results, as compared to the same quarter last year, included continued improvements in the asset quality of the loan portfolio, resulting in a $1.1 million recovery of loan loss provision. Net interest income grew $1.3 million (8%) from the first quarter of 2014 on a $116.3 million increase in average loans and securities and an increase in interest recoveries of $0.3 million. Noninterest income increased $0.1 million on a $0.3 million increase in mortgage loan income, offset by declines in service charges. Noninterest expense fell by $0.8 million as compared to the same quarter last year, primarily related to reductions in branch operating costs, offset by increases in personnel costs from origination personnel in the commercial and mortgage areas.
As compared to the fourth quarter of last year, net interest income grew $0.1 million on an increase in average loans and securities of $46.9 million, offset by the impact of two fewer days and a $0.1 million decline in interest recoveries in the first quarter. Noninterest income fell $0.5 million from last quarter on declines in service charges, cardholder and merchant services revenue and $0.2 million in securities gains. More than offsetting this decline, noninterest expense fell by $2.4 million in the quarter, primarily related to branch closure accruals of $1.6 million taken in the fourth quarter of last year, and reductions in the first quarter in personnel costs, professional fees and other real estate owned (“OREO”) costs.
Loan and Deposits
Loan growth was strong again this quarter across all business lines, reflecting good loan demand in our metro markets, portfolio growth across all our businesses, and the impact of personnel additions and market expansion. Loans held for investment grew 3% in the first quarter, an annualized growth rate of 11% and our fourth consecutive quarter of double digit annualized growth. Loans held for investment grew by $38.1 million in the first quarter to $1.40 billion, compared to $1.36 billion at the end of the fourth quarter. Excluding our purchased residential mortgage loan pools, our total organic loan growth was even stronger at $45.9 million during the quarter, an annualized growth rate of 16%. Pass rated loans grew $51.0 million in the first quarter, an annualized growth rate of 16%, reflecting continued improvement in the asset quality of the loan portfolio.
Our loan growth performance was a result of the success of investments in expanded commercial, real estate and residential mortgage lending capacity made since 2011 in our metro markets of Charlotte, Greensboro and Raleigh, the top three markets in terms of population in North Carolina. At the end of the first quarter, the loan portfolio in these metro markets made up 53% of our organic loan portfolio (which excludes our purchased residential mortgage loans), a 10% increase from the first quarter of 2014. Key drivers of growth were the Charlotte and Raleigh metro areas with year over year loan portfolio increases of 51% and 14%, respectively. We also added three new residential mortgage loan officers in our non-branch retail channel in Charlotte and Raleigh in the first quarter. We expect these new hires will sustain our accelerated pace of loan growth and enhance our mortgage loan income in 2015.
Total deposits increased $13.1 million, or a 3% annualized rate, in the first quarter, including the impact of 6 branch consolidations completed in March. As a result of branch consolidations and deposit growth, average deposits per branch have increased 23% since the first quarter of 2014. During the quarter, we also announced the purchase of certain assets and deposits of the Lenoir and Granite Falls branches of CertusBank, N.A., and we expect this transaction to close at the end of the second quarter.
Total deposits were $1.81 billion at the end of the quarter. Low cost core deposits, which exclude time deposits, grew $12.0 million during the first quarter, an annualized growth rate of 4%. Noninterest-bearing deposits grew $13.6 million, or 4%, in the first quarter of 2015, an annualized growth rate of 17%, as a result of new commercial relationships and the growth of our treasury products.

Net Interest Income
First quarter net interest income was $16.8 million, an increase of 8% as compared to $15.5 million in the first quarter of last year, as a result of a $116.3 million increase in average loans and securities and an increase in interest recoveries of $0.3 million. Net interest income was $0.1 million higher as compared to the fourth quarter of 2014, on an increase in average loans and securities of $46.9 million, offset by the impact of two fewer days in the quarter and a $0.1 million decline in interest recoveries in the first quarter. Accretion, net of contractual interest collected, on purchased impaired loans was $0.7 million in the first quarter, compared to $0.7 million and $0.9 million in the fourth quarter of 2014 and the first quarter of 2014, respectively.
Our net interest margin was 3.54% for the first quarter of 2015, up 11 basis points from the first quarter of 2014 and up 5 basis points from the fourth quarter of 2014. The 11 basis point increase in net interest margin as compared to the first quarter of 2014 was the result of an improved asset mix as we grew average loans by $169.2 million (14%) and reduced lower yielding cash and securities balances. The 5 basis point increase in the net interest margin in the first quarter of 2015 over the fourth quarter was the result of an improved asset mix as we grew both average loans by $38.0 million and average investment securities by $8.9 million while reducing low yielding cash balances by $26.8 million. The deposit portfolio continues to perform to our expectations. The cost of interest-bearing deposits was 48 basis points during both the first quarters of 2014 and 2015, and 47 basis points during the fourth quarter of 2014. The cost of all deposit funding was unchanged during the quarter at 39 basis points.
Asset Quality and Provision for Loan Losses
Nonperforming assets, including nonaccruing loans, loans over 90 days delinquent and still accruing not accounted for under purchased impaired loan accounting, and OREO and repossessed loan collateral continued to decline during the first quarter. These assets fell to $41.3 million, or 1.9% of total assets at the end of the first quarter, compared to $45.7 million, or 2.1% of total assets, at the end of the fourth quarter of 2014. OREO and repossessed loan collateral increased slightly during the first quarter to $21.0 million, but have been reduced by $3.6 million, or 15%, compared to the same quarter last year. For the first quarter, we had net OREO write-downs, net of gains on the sale of OREO, of $294 thousand.
The allowance for loan losses was $19.0 million, or 1.36% of loans held for investment, at the end of the first quarter, compared to $20.3 million, or 1.50% at the end of the previous quarter. Recovery of provision for loan losses was $1.1 million in the first quarter compared to a recovery of provision of $1.3 million and $0.7 million in the fourth and first quarters of 2014, respectively. The recovery of provision for loan losses in the first quarter includes a $1.1 million recovery of provision for loan losses in the non-purchased impaired loan portfolio as a result of continued improvements in historical loss rates utilized in our allowance for loan loss model, and a $43 thousand recovery of provision for loan losses related to improvements in the cash flow forecast during the quarter on the purchased impaired loan portfolio.
The Company had net charge-offs in the first quarter of $0.2 million. First quarter annualized net charge-offs as a percentage of average loans were 0.06%, compared to annualized net recoveries 0.04% in the fourth quarter of 2014, and net charge-offs of 0.08% for all of 2014.
Noninterest Income
For the first quarter, PCNR noninterest income was $4.0 million, a $0.1 million increase from the comparable quarter in 2014, and a decrease of $0.3 million from the previous quarter. Total noninterest income was $4.0 million in the first quarter, compared to $3.9 million in the comparable quarter last year and compared to $4.5 million in the fourth quarter of 2014.
Mortgage loan income was very strong in the first quarter, up 167% and 93% over the first and fourth quarters of 2014, respectively. Mortgage loan income was $465 thousand in the first quarter, driven by 134% and 48% increases in mortgage loan originations from the first and fourth quarters of 2014, respectively. Production from our retail non-branch channel was $14.0 million in the quarter, a 242% increase from the previous quarter. During the quarter, we originated $58.4 million of mortgage loans, including $23.7 million of loans for sale to investors, an increase of 72 % from the first quarter of last year and an increase of 32% from the fourth quarter.
Trust and investment services income in the first quarter fell $36 thousand from the comparable quarter last year, principally as a result of reduced sales activity in conjunction with the conversion of existing accounts to a new broker dealer platform. We expect this new broker dealer platform will result in enhanced revenue sharing and fee income now that customer conversion activities are complete.
First quarter service charges were $0.2 million lower than both the first and fourth quarters of 2014 on weaker overdraft and NSF activity in the deposit portfolio. Cardholder and merchant services income was flat to the first quarter of last year, but lower by $0.2 million than the fourth quarter on reduced activity levels and the impact of vendor conversion activity in the merchant platform during the quarter.

Noninterest Expense
Noninterest expense was reduced by $0.8 million from the first quarter of 2014 primarily related to reductions in branch operating costs, offset by increases in personnel costs from origination personnel in the commercial and mortgage areas. As compared to the fourth quarter of 2014, noninterest expense was $2.4 million lower in the quarter, primarily related to branch closure accruals of $1.6 million taken in the fourth quarter of last year, and reductions in the first quarter in personnel costs, professional fees and OREO costs. PCNR noninterest expense, which excludes merger, OREO, collection, and other nonrecurring expenses, was $17.3 million, a decrease of $0.4 million from the first quarter of 2014 for the reasons just noted. PCNR noninterest expense fell by $0.8 million in the first quarter from the prior quarter, primarily as a result of reductions in the first quarter in personnel costs and professional fees. PCNR noninterest expense to average assets fell to 3.15% during the first quarter from 3.59% and 3.55% in the first and fourth quarters of 2014, respectively. Average full time equivalent employees were 571, 1% lower than in the first quarter of last year. Ending FTEs at March 31, 2015 were 554 as a result of the six branch closings in late March, the impact of which will not be reflected in the expense run rate until the second quarter of 2015.
Conference Call
A pre-recorded conference call will be held at 11:00 a.m., Eastern time this morning April 30th, 2015. Interested parties should dial in five to ten minutes prior to the scheduled start time to 1-866-235-9913. The webcast may be accessed via the Investor Relations section of the Company’s website at www.community1.com. The webcast replay will be available until April 30, 2016. The teleconference replay will be available one hour after the end of the conference through May 15, 2015. To access the teleconference replay, dial toll free in the U.S. to 1-877-344-7529 or outside the U.S. to 1-412-317-0088 and provide Conference ID Number 10064253.
About CommunityOne Bancorp
CommunityOne Bancorp is the Charlotte, North Carolina-based bank holding company for CommunityOne Bank, N.A. Founded in 1907 as First National Bank of Asheboro, CommunityOne has grown into a $2.2 billion community bank, operating 44 branches throughout central, southern and western North Carolina, and Loan Production Offices in Raleigh and Winston-Salem. Through its network of branches and LPOs, CommunityOne offers a variety of consumer, mortgage and commercial banking services to retail and business customers, including loans, deposits, cash management, wealth and online banking. CommunityOne Bancorp's shares are traded on the NASDAQ stock market under the symbol, "COB."
Non-GAAP Financial Measures
Statements in this press release include certain non-GAAP financial measures, which should be read along with the accompanying tables that provide a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures. The non-GAAP financial measures referenced in this press release include: tangible shareholders’ equity, PCNR earnings, PCNR noninterest expense, and PCNR noninterest income. The Company believes that these non-GAAP financial measures provide information useful to investors in understanding our underlying performance and business trends as they facilitate comparisons with the performance of others in the financial services industry. However, these non-GAAP financial measures should not be considered an alternative to GAAP, and investors should consider the Company’s performance and financial condition as reported under GAAP as well as other relevant information when assessing the overall performance and financial condition of the Company.
Forward Looking Statements
Information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, and usually can be identified by the use of forward-looking terminology, such as “believes,” “expects,” or “are expected to,” “plans,” “projects,” “goals,” “estimates,” “may,” “should,” “could,” “would,” “intends to,” “outlook” or “anticipates,” or variations of these and similar words, or by discussions of strategies that involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, our ability to continue to grow our business internally and through acquisition and successful integration of any acquired entities while controlling our costs; having the financial and management resources in the amount, at the times and on the terms required to support our future business; the accuracy of our assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of real estate and other assets, which could affect repayment of such borrowers' outstanding loans; material changes in the quality of our loan portfolio and the resulting credit related losses and expenses; the accuracy of our assumptions relating to the establishment of our ALL; adverse changes in the value of real estate in our market areas; adverse changes in the housing markets, or an increase in interest rates, either of which may reduce demand for mortgages; changes in interest rates, spreads on earning assets and interest-bearing liabilities, the shape of the yield curve and interest rate sensitivity; a prolonged period of low interest rates; declines in the value of our OREO; the accuracy of our assumptions relating to our ability to use net operating loss carryforwards to reduce future tax payments; the loss of one or more members of executive management and our ability to recruit and retain key lenders and other employees; less favorable general economic conditions, either nationally or regionally; resulting in, among other things, a reduced demand for our credit or other services and thus reduced origination volume; increased competitive pressures in the banking industry or in COB's markets affecting pricing or product and service offerings; our ability to respond to rapid technological developments and changes; disruptions in or manipulations of our operating systems; information security risks impacting us or our vendors, including “hacking” and “identity theft,” that could adversely affect our business and our reputation; the loss or disruption of the services provided by one or more of our critical vendors; our ability to achieve our targeted reductions in costs and expenses; the impact of laws and regulatory requirements, including the Basel III capital rules, Bank Secrecy Act requirements, and regulations required by the Dodd-Frank Act; changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; changes in accounting principles and standards; and our success at managing the risks involved in the foregoing.

Although the Company believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results of the Company will not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings “Risk Factors” and in other sections of the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and its quarterly reports on Form 10-Q. The forward looking statements in this press release speak only as of the date of the press release and the Company does not assume any obligation to update them after such date.

Quarterly Results of Operations

(in thousands, except per share data)	1Q 2015	4Q 2014	3Q 2014	2Q 2014	1Q 2014

Interest Income
Interest and fees on loans	$15,873	$15,871	$14,855	$14,376	$14,081
Interest and dividends on investment securities	3,224	3,242	3,400	3,731	3,695
Other interest income	171	158	140	156	151
Total interest income	19,268	19,271	18,395	18,263	17,927

Interest Expense
Deposits	1,731	1,741	1,725	1,741	1,702
Retail repurchase agreements	4	5	5	3	3
Federal Home Loan Bank advances	469	516	521	514	469
Other borrowed funds	290	288	296	287	274
Total interest expense	2,494	2,550	2,547	2,545	2,448
Net interest income before provision for loan losses	16,774	16,721	15,848	15,718	15,479
Recovery of provision for loan losses	(1,137)	(1,323)	(1,679)	(1,685)	(684)
Net interest income after provision for loan losses	17,911	18,044	17,527	17,403	16,163

Noninterest Income
Service charges on deposit accounts	1,434	1,585	1,583	1,619	1,564
Mortgage loan income	465	241	205	261	174
Cardholder and merchant services income	1,125	1,298	1,183	1,209	1,113
Trust and investment services	322	394	344	399	358
Bank owned life insurance	250	350	273	278	252
Other service charges, commissions and fees	383	366	290	332	352
Securities gains, net	—	220	34	720	—
Other income	55	89	73	75	130
Total noninterest income	4,034	4,543	3,985	4,893	3,943

Noninterest Expense
Personnel expense	10,594	10,717	12,616	9,956	10,393
Net occupancy expense	1,469	1,526	1,521	1,512	1,553
Furniture, equipment and data processing expense	1,989	2,078	2,208	2,047	2,003
Professional fees	539	671	699	467	633
Stationery, printing and supplies	176	162	149	173	162
Advertising and marketing	186	274	142	147	153
Other real estate owned expense (recovery)	360	572	(29)	954	261
Credit/debit card expense	543	568	520	604	595
FDIC insurance	453	422	412	595	639
Loan collection expense	300	170	198	551	657
Core deposit intangible amortization	352	351	352	352	352
Other expense	1,047	2,935	1,227	1,910	1,405
Total noninterest expense	18,008	20,446	20,015	19,268	18,806
Income before income taxes	3,937	2,141	1,497	3,028	1,300
Income tax expense (benefit)	1,418	(142,475)	(276)	236	23
Net Income	$2,519	$144,616	$1,773	$2,792	$1,277

Weighted average shares outstanding - basic	24,183	21,846	21,739	21,889	21,936
Weighted average shares outstanding - diluted	24,195	21,858	21,747	21,900	21,936
Net income per share - basic	$0.10	$6.62	$0.08	$0.13	$0.06
Net income per share - diluted	0.10	6.62	0.08	0.13	0.06

Quarterly Balance Sheets

(in thousands)	1Q 2015	4Q 2014	3Q 2014	2Q 2014	1Q 2014

Assets
Cash and due from banks	$25,715	$29,202	$26,411	$30,377	$31,591
Interest-bearing bank balances	22,218	66,680	33,669	40,100	73,360
Investment securities:
Available-for-sale	367,842	350,040	363,296	399,110	402,468
Held-to-maturity	140,559	142,461	144,684	147,055	149,060
Loans held for sale	7,571	2,796	2,268	1,765	1,961
Loans held for investment	1,395,911	1,357,788	1,318,117	1,269,865	1,219,785
Less: Allowance for loan losses	(19,008)	(20,345)	(21,525)	(23,975)	(26,039)
Net loans held for investment	1,376,903	1,337,443	1,296,592	1,245,890	1,193,746
Premises and equipment, net	43,809	46,782	47,416	47,855	48,172
Other real estate owned	21,040	20,411	20,289	21,871	24,624
Core deposit premiums and other intangibles	5,500	5,681	5,986	6,296	6,597
Goodwill	4,205	4,205	4,205	4,205	4,205
Bank-owned life insurance	40,212	39,946	40,797	40,504	40,210
Deferred tax asset, net	144,223	146,432	5,564	5,188	8,153
Other assets	32,137	23,435	24,616	23,297	24,334

Total Assets	$2,231,934	$2,215,514	$2,015,793	$2,013,513	$2,008,481

Liabilities
Deposits:
Noninterest-bearing demand deposits	$337,417	$323,776	$317,981	$321,829	$315,515
Interest-bearing deposits:
Demand, savings and money market deposits	880,721	882,332	859,003	850,514	879,419
Time deposits	589,334	588,312	581,946	591,422	572,996
Total deposits	1,807,472	1,794,420	1,758,930	1,763,765	1,767,930
Retail repurchase agreements	7,837	9,076	12,217	8,333	5,152
Federal Home Loan Bank advances	68,221	68,234	73,246	73,259	73,271
Junior subordinated debentures	56,702	56,702	56,702	56,702	56,702
Long term notes payable	5,358	5,338	5,319	5,300	5,281
Other liabilities	15,392	14,828	14,889	13,457	14,814
Total Liabilities	1,960,982	1,948,598	1,921,303	1,920,816	1,923,150

Shareholders' Equity
Preferred Stock, 10,000,000 authorized
Series A, $10.00 par value, 51,500 issued and no shares outstanding	—	—	—	—	—
Series B, no par value, 250,000 authorized, no shares issued or outstanding	—	—	—	—	—
Common stock	487,781	487,603	462,357	462,206	462,037
Accumulated deficit	(210,693)	(213,212)	(357,828)	(359,601)	(362,393)
Accumulated other comprehensive loss	(6,136)	(7,475)	(10,039)	(9,908)	(14,313)
Total Shareholders' Equity	270,952	266,916	94,490	92,697	85,331

Total Liabilities and Shareholders' Equity	$2,231,934	$2,215,514	$2,015,793	$2,013,513	$2,008,481

Quarterly Supplemental Data

(in thousands, except per share data)	1Q 2015	4Q 2014	3Q 2014	2Q 2014	1Q 2014

Income Statement Data
Net interest income	$16,774	$16,721	$15,848	$15,718	$15,479
Recovery of provision for loan losses	(1,137)	(1,323)	(1,679)	(1,685)	(684)
Noninterest income	4,034	4,543	3,985	4,893	3,943
Noninterest expense	18,008	20,446	20,015	19,268	18,806
Income before taxes	3,937	2,141	1,497	3,028	1,300
Net income	2,519	144,616	1,773	2,792	1,277

Period End Balances
Assets	$2,231,934	$2,215,514	$2,015,793	$2,013,513	$2,008,481
Loans held for sale	7,571	2,796	2,268	1,765	1,961
Loans held for investment	1,395,911	1,357,788	1,318,117	1,269,865	1,219,785
Allowance for loan losses	(19,008)	(20,345)	(21,525)	(23,975)	(26,039)
Goodwill	4,205	4,205	4,205	4,205	4,205
Deposits	1,807,472	1,794,420	1,758,930	1,763,765	1,767,930
Borrowings	138,118	139,350	147,484	143,594	140,406
Shareholders' equity	270,952	266,916	94,490	92,697	85,331

Average Balances
Assets	$2,202,247	$2,042,109	$2,004,071	$1,997,909	$1,979,036
Loans held for sale	2,781	1,997	1,446	1,664	1,298
Loans held for investment	1,376,053	1,338,877	1,288,272	1,237,183	1,208,416
Allowance for loan losses	(20,239)	(21,552)	(24,110)	(26,544)	(26,942)
Goodwill	4,205	4,205	4,205	4,205	4,205
Deposits	1,781,533	1,785,575	1,753,380	1,755,127	1,739,354
Borrowings	138,757	144,315	144,830	141,390	142,244
Shareholders' equity	268,799	99,445	93,051	88,140	83,776

Per Share Data
Net income per share - basic	$0.10	$6.62	$0.08	$0.13	$0.06
Net income per share - diluted	0.10	6.62	0.08	0.13	0.06
Book value (Shareholders' Equity)	11.20	11.04	4.35	4.26	3.88
Tangible book value (Tangible Shareholders' Equity)[1]	10.80	10.63	3.88	3.78	3.39

Performance Ratios
Return on average assets	0.46%	28.10%	0.35%	0.56%	0.26%
Pre-tax return on average assets	0.73%	0.42%	0.30%	0.61%	0.27%
Return on average equity	3.8%	577.0%	7.6%	12.7%	6.2%
Net interest margin (tax equivalent)	3.54%	3.49%	3.38%	3.40%	3.43%
PCNR noninterest expense to average assets[1]	3.15%	3.55%	3.55%	3.47%	3.59%

Asset Quality Ratios
Allowance for loan losses to loans held for investment	1.36%	1.5%	1.63%	1.89%	2.13%
Net annualized charge-offs (recoveries) to average loans held for investment	0.06%	(0.04)%	0.24%	0.12%	0.02%
Nonperforming assets to total assets	1.9%	2.1%	2.4%	2.7%	2.9%
Classified assets to Tier 1 + ALL	39%	41%	62%	68%	78%

Capital and Other Ratios
CommunityOne Bancorp leverage capital	8.47%	9.78%	6.48%	6.35%	6.20%
CommunityOne Bank, N.A. leverage capital	9.69%	9.94%	7.97%	7.86%	7.74%
CommunityOne Bancorp common equity Tier 1	11.86%	N/A	N/A	N/A	N/A
Loans held for investment to deposits	77%	76%	75%	72%	69%
[1] Non-GAAP measure. See Quarterly Non-GAAP Measures table for reconciliation to the most directly comparable GAAP measure. NA - Not available.

Quarterly Non-GAAP Measures

(in thousands)	1Q 2015	4Q 2014	3Q 2014	2Q 2014	1Q 2014

Book Value (Shareholders' Equity)	$270,952	$266,916	$94,490	$92,697	$85,331
Less:
Goodwill	(4,205)	(4,205)	(4,205)	(4,205)	(4,205)
Core deposit and other intangibles	(5,500)	(5,681)	(5,986)	(6,296)	(6,597)

Tangible Book Value (Tangible Shareholders' Equity) (Non-GAAP)	$261,247	$257,030	$84,299	$82,196	$74,529

Net Income	$2,519	$144,616	$1,773	$2,792	$1,277

Less taxes, credit costs and nonrecurring items:
Income tax benefit (expense)	(1,418)	142,475	276	(236)	(23)
Securities gains, net	—	220	34	720	—
Other real estate owned expense	(360)	(572)	29	(954)	(261)
Recovery of provision for loan losses	1,137	1,323	1,679	1,685	684
Mortgage and litigation accruals	—	—	—	(7)	75
US Treasury sale expenses	—	—	—	(409)	—
Loan collection expense	(300)	(170)	(198)	(551)	(657)
Branch closure and restructuring expenses	—	(1,566)	—	(7)	(183)
Executive severance	—	—	(2,060)	—	—

PCNR Earnings (Non-GAAP)	$3,460	$2,906	$2,013	$2,551	$1,642

Noninterest Expense	$18,008	$20,446	$20,015	$19,268	$18,806

Less credit costs and nonrecurring items:
Other real estate owned expense	(360)	(572)	29	(954)	(261)
Mortgage and litigation accruals	—	—	—	(7)	75
Loan collection expense	(300)	(170)	(198)	(551)	(657)
Branch closure and restructuring expenses	—	(1,566)	—	(7)	(183)
US Treasury sale expenses	—	—	—	(409)	—
Executive severance	—	—	(2,060)	—	—

PCNR Noninterest Expense (Non-GAAP)	$17,348	$18,138	$17,786	$17,340	$17,780

Noninterest Income	$4,034	$4,543	$3,985	$4,893	$3,943

Less nonrecurring items:
Securities gains, net	—	220	34	720	—

PCNR Noninterest Income (Non-GAAP)	$4,034	$4,323	$3,951	$4,173	$3,943